Exhibit 10.7

RESOLUTE FOREST PRODUCTS EQUITY INCENTIVE PLAN
CASH SETTLED PERFORMANCE STOCK UNIT AGREEMENT

THIS PERFORMANCE STOCK UNIT AGREEMENT (this “Agreement”), dated as of January 1, 2023, (the “Date of Grant”) is made by and between Resolute Forest Products Inc., a Delaware corporation (the “Company”), and NAME (“Participant”);

WHEREAS, the Company has adopted the Resolute Forest Products 2019 Equity Incentive Plan (the “Plan”), pursuant to which performance stock units may be granted in respect of shares of the Company’s common stock, par value $0.001 per share (“Stock”);

WHEREAS, the Human Resources and Compensation and Nominating and Governance Committee of the Company (the “Committee”) has determined that it is in the best interests of the Company and its stockholders to grant the performance stock unit award provided for herein to Participant subject to the terms set forth herein; and

WHEREAS, on July 5, 2022, the Company entered into a merger agreement (the “Merger Agreement”) with, inter alia, the Paper Excellence Group (the “Group”) pursuant to which the Company will merge, to the extent that all conditions provided in the Merger Agreement are satisfied, with an indirect wholly-owned subsidiary of Group (the “Merger”), and the amounts payable hereunder as well as the determination of the achievement of the performance measures, as set forth in Exhibit 1 attached hereto, will be modified if the Merger is consummated.

NOW, THEREFORE, for and in consideration of the premises and the covenants of the parties contained in this Agreement, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, for themselves, their successors and assigns, hereby agree as follows:

1.
Grant of Performance Stock Unit.
(a)
Grant. The Company hereby grants to Participant PSU performance stock units (the “PSUs”) as remuneration for services to be performed by the Participant after the Date of Grant during the Performance Period (defined in Section 2(a)), on the terms and conditions set forth in this Agreement and as otherwise provided in the Plan (the “Initial Grant”). Each PSU represents the right to receive an amount in cash equal to the Average Market Value (defined in Section 2(c)) of one share of Stock as of the Vesting Date (defined in Section 2(b)) or, if the Merger is consummated prior to the Vesting Date, the right to receive the consideration provided pursuant to Section 2.10 and the related provisions of the Merger Agreement, to the extent the Participant is vested in such PSUs as of the Vesting Date, subject to the terms of this Agreement and the Plan.
(b)
Incorporation by Reference, Etc. The provisions of the Plan are hereby incorporated herein by reference. Except as otherwise expressly set forth herein, this Agreement shall be construed in accordance with the provisions of the Plan and any interpretations, amendments, rules and regulations promulgated by the Committee from time to time pursuant to the Plan. Any capitalized terms not otherwise defined in this Agreement shall have the definitions set forth in the Plan. The Committee shall have final authority to interpret and construe the Plan and this Agreement and to make any and all determinations under them, and its decision shall be binding and conclusive upon Participant and his legal representative in respect of any questions arising under the Plan or this Agreement.

(c)
Acceptance of Agreement. Unless Participant notifies the Company in writing within 14 days after the Date of Grant that Participant does not wish to accept this Agreement, Participant will be deemed to have accepted this Agreement and will be bound by the terms of the Agreement and the Plan. Any such notice may be given to the Director, Corporate Compensation at the Company’s principal executive office.
2.
Terms and Conditions.
(a)
Calculation of Earned Performance Stock Units. The period over which the PSUs earned by the Participant will be measured is the three calendar years beginning with the calendar year that includes the Date of Grant (“Performance Period”). If the Participant is otherwise vested as provided in Section 2(b), the Participant will receive a number of PSUs based on actual achievement of performance measures during the Performance Period, as set forth on Exhibit 1 attached hereto; provided, that if the Merger is consummated prior to the Vesting Date, the participant shall be entitled to the consideration determined in accordance with Section 2.10 and related provisions of the Merger Agreement, but subject to the vesting and other terms set forth herein.
(b)
Vesting. Subject to Section 3, a Participant will be 100% vested if he remains employed with the Company or any Affiliate or Subsidiary on February 28, 2026 (the “Vesting Date”). For purposes of the Agreement, the “Vesting Period” is the period beginning on the Date of Grant through the Vesting Date. Notwithstanding the foregoing, a Participant who meets the criteria to terminate employment due to Retirement (as provided in Section 3(a)) shall be 100% vested as of the date the Participant meets such criteria (irrespective of whether the Participant terminates employment due to Retirement).
(c)
Settlement. The obligation to make payments and distributions with respect to PSUs shall only be satisfied through the payment of an amount in cash equal to the Average Market Value of one share of Stock as of the Vesting Date for each earned and vested PSU (the “settlement”) and the settlement of the PSUs may be subject to such conditions, restrictions and contingencies as the Committee shall determine. Notwithstanding the foregoing, should the obligation to make payments and distributions with respect to the PSU occur after the Merger is consummated, the payments, the distributions and the consideration paid shall be in accordance with Section 2.10 and related provisions of the Merger Agreement. In all circumstances, PSUs shall be settled as soon as practicable after the Vesting Date, which settlement shall in no event be later than December 31 of the year that includes Vesting Date. However, in the event the Participant dies during the Performance Period, the PSUs shall be settled no later than March 15 of the calendar year following the calendar year in which the Participant dies. For purposes of this Agreement, the date on which PSUs are settled pursuant to the preceding sentence shall be a “Settlement Date.” For purposes of the Agreement, Average Market Value means each vested PSU has a value equal to the volume weighted average of the highest and lowest prices per share at which the Stock is traded on the New York Stock Exchange on each of the five business days immediately preceding the Vesting Date.
(d)
Dividend Equivalents. Subject to Section 2(c) regarding form of payment, Participant will from time to time be credited with additional PSUs (including a fractional PSU), the number of which will be determined by dividing:

(i)
The product obtained by multiplying the amount of each dividend (including extraordinary dividend if so determined by the Company) declared and paid by the Company on the Stock on a per share basis during the Vesting Period by the number of PSUs recorded in the Participant’s account on the record date for payment of any such dividend, by
(ii)
The Fair Market Value (as defined in the Plan) of one (1) share of Stock on the dividend payment date for such dividend.

Subject to continued employment with the Company or any Affiliate or Subsidiary or as otherwise provided in Section 3, the additional PSUs shall vest and be settled at the same time and in the same proportion as the Initial Grant. No additional PSUs shall be accrued for the benefit of Participant with respect to record dates occurring before, or with respect to record dates occurring on or after the date, if any, on which Participant has forfeited the PSUs.

3.
Termination of Employment with the Company. For purposes of this Agreement and to the extent applicable to the Participant, the term “termination of employment” shall mean “separation from service” as defined in Section 409A of the Internal Revenue Code (“Section 409A”). To the extent payments are made during the periods permitted under Section 409A (including any applicable periods before or after the specified payment dates set forth in this Section 2(c)), the Company shall be deemed to have satisfied its obligations under the Plan and shall be deemed not to be in breach of its payments obligations hereunder.
(a)
Retirement. If the Participant’s employment with the Company, Affiliates and Subsidiaries terminates as a result of “Retirement” at any time on or after six months from the Date of Grant, then the Participant shall be entitled to receive 100% of the PSUs he would have earned had he remained employed with the Company, Affiliates and Subsidiaries for the entire Vesting Period, based on actual performance as provided in and determined pursuant to Section 2(a). For purposes of the Agreement, “Retirement” means the Participant terminates employment with the Company, all Affiliates and Subsidiaries under circumstances that do not entitle the Participant to severance either pursuant to an agreement or policy, plan or program and such termination occurs on or after: (i) attaining age 58, (ii) completing at least two years of service, and (iii) having a combined age and years of service (counting partial years) equal to at least 62.5 points.
(b)
Involuntary Termination. The Participant shall become vested in a prorata number of PSUs and entitled to receive a number of PSUs based on actual performance, as provided in and determined pursuant to Section 2(a), if the Participant is involuntarily terminated by the Company or any Affiliate or Subsidiary without Cause or, if applicable, if the Participant voluntarily terminates employment for good reason pursuant to a separate agreement or arrangement with the Company (as defined therein). For purposes of the preceding, the prorata number of the PSUs shall be equal to (A) the total number of granted PSUs under Section 1(a) plus any dividend equivalents multiplied by (B) a fraction, the numerator of which shall be the number of full calendar months elapsed from the Date of Grant through the Participant’s retirement date or last day worked (in the case of termination) plus 1-month and the denominator of which shall be 38 (for greater clarity the pro-rata can not result in a value greater than 1).
(c)
Certain Voluntary Terminations. The Participant shall become vested in a prorata number of PSUs and entitled to receive a number of PSUs based on actual performance, as provided in and determined pursuant to Section 2(a), in the following circumstances: (1) the

Participant’s employment with the Company or any Affiliate or Subsidiary terminates as a result of Retirement within six months after the Date of Grant, (2) the Participant voluntarily terminates his employment with the Company, Affiliates and Subsidiaries on or after age 55 and the termination does not constitute a Retirement. For purposes of the preceding, the prorata number of the PSUs shall be equal to (A) the total number of granted PSUs under Section 1(a) plus any dividend equivalents multiplied by (B) a fraction, the numerator of which shall be the number of full calendar months elapsed from the Date of Grant through the Participant’s retirement date or last day worked (in the case of termination) and the denominator of which shall be 38 (the number of calendar months in the Vesting Period).
(d)
Death. If the Participant’s employment with the Company or any Affiliate or Subsidiary terminates due to the Participant’s death during the Performance Period, the Participant shall become vested in a prorata number of PSUs and entitled to receive a number of PSUs based on estimated actual performance as of December 31 of the calendar year that contains the Participant’s date of death, as approved by the Committee. The prorata number of the PSUs shall be equal to (A) the total number of granted PSUs under Section 1(a) plus any dividend equivalents multiplied by (B) a fraction, the numerator of which shall be the number of full calendar months elapsed from the Date of Grant through the end of the calendar year that contains the Participant’s date of death and the denominator of which shall be 38 (i.e., the number of calendar months in the Vesting Period).
(e)
Disability. If the Participant becomes eligible for long-term disability benefits under a plan sponsored by the Company, an Affiliate or a Subsidiary (“Disabled”), the Participant shall become vested in a prorata number of PSUs and entitled to receive a number of PSUs based on actual performance as provided in and determined pursuant to Section 2(a).
(i)
Disability During Performance Period. If the Participant becomes Disabled during the Performance Period, the prorata number of the PSUs shall be equal to (A) the total number of granted PSUs under Section 1(a) plus any dividend equivalents multiplied by (B) a fraction, the numerator of which shall be the number of full calendar months elapsed from the Date of Grant through the end of the calendar year during the Performance Period that includes the date on which the Participant becomes Disabled plus the number of full calendar months, if any, elapsed from the date of the Participant’s return to active employment with the Company through the end of the Vesting Period, and the denominator of which shall be 38 (i.e., the number of calendar months in the Vesting Period).
(ii)
Disabled On/After the End of the Performance Period. If the Participant becomes Disabled after the Performance Period ends, but before the Vesting Date, the Participant shall be entitled to receive 100% of the PSUs he would have earned had he remained in active employment with the Company, Affiliates and Subsidiaries for the entire Vesting Period, based on actual performance as provided in and determined pursuant to Section 2(a).
(f)
Other Termination. If the Participant’s employment with the Company, all Affiliates and Subsidiaries terminates (i) by the Company for Cause at any time or (ii) by resignation before attainment of age 55, then all outstanding PSUs, whether vested but unsettled or unvested, shall immediately terminate.

In no event shall any PSUs be settled before the Vesting Date except as provided above in the event of death or as otherwise determined by the Company.

4.
Compliance with Legal Requirements. The granting and settlement of the PSUs, and any other obligations of the Company under this Agreement, shall be subject to all applicable federal, provincial, state, local and foreign laws, rules and regulations and to such approvals by any regulatory or governmental agency as may be required.
(a)
Transferability. Unless otherwise provided by the Committee in writing, the PSUs shall not be transferable by Participant other than by will or the laws of descent and distribution.
(b)
No Rights as Stockholder. The Participant shall not be deemed for any purpose to be the owner of any shares of Stock subject to PSUs and shall have no voting rights with respect to the PSUs.
(c)
Tax Withholding. All distributions under the Plan are subject to withholding of all applicable federal, state, provincial, local and foreign income taxes and social contributions (the “Withholding Obligation”). The Company may satisfy such Withholding Obligation by any means whatsoever, including withholding cash from any amount to be settled under this Agreement and/or other payment or amounts due to the Participant.
5.
Miscellaneous.
(a)
Waiver. Any right of the Company contained in this Agreement may be waived in writing by the Committee. No waiver of any right hereunder by any party shall operate as a waiver of any other right, or as a waiver of the same right with respect to any subsequent occasion for its exercise, or as a waiver of any right to damages. No waiver by any party of any breach of this Agreement shall be held to constitute a waiver of any other breach or a waiver of the continuation of the same breach.
(b)
Notices. Any written notices provided for in this Agreement or the Plan shall be in writing and shall be deemed sufficiently given if either hand delivered or if sent by fax or overnight courier, or by postage paid first class mail. Notices sent by mail shall be deemed received three business days after mailing but in no event later than the date of actual receipt. Notices shall be directed, if to the Participant, at the Participant’s address indicated by the Company’s records, or if to the Company, to the attention of the Director, Corporate Compensation at the Company’s principal executive office.
(c)
Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.
(d)
No Rights to Employment. Nothing contained in this Agreement shall be construed as giving Participant any right to be retained, in any position, as an employee, consultant or director of the Company or its Affiliates or shall interfere with or restrict in any way the right of the Company or its Affiliates, which are hereby expressly reserved, to remove, terminate or discharge Participant at any time for any reason whatsoever.

(e)
Beneficiary. The Participant other than a Participant residing in the Province of Québec, may file with the Committee a written designation of a beneficiary on such form as may be prescribed by the Committee and may, from time to time, amend or revoke such designation. Any notice should be made to the attention of the Corporate Secretary of the Company at the Company’s principal executive office. If no designated beneficiary survives the Participant, the Participant’s estate shall be deemed to be Participant’s beneficiary.
(f)
Québec Participant. The Participant residing in the Province of Québec may only designate a beneficiary by will. Upon the death of the Participant residing in the Province of Québec, the Company shall settle the PSUs pursuant to Section 2(c) of this Agreement to the liquidator, administrator or executor of the estate of the Participant.
(g)
Successors. The terms of this Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns, and of the Participant and the beneficiaries, executors, administrators, heirs and successors of the Participant.
(h)
Entire Agreement. This Agreement and the Plan contain the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and supersede all prior communications, representations and negotiations in respect thereto. No change, modification or waiver of any provision of this Agreement shall be valid unless the same be in writing and signed by the parties hereto, except for any changes permitted without consent under Section 9 of the Plan.
(i)
Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware without regard to principles of conflicts of law thereof, or principles of conflicts of laws of any other jurisdiction which could cause the application of the laws of any jurisdiction other than the State of Delaware.
(j)
Headings. The headings of the Sections hereof are provided for convenience only and are not to serve as a basis for interpretation or construction, and shall not constitute a part, of this Agreement.

IN WITNESS WHEREOF, the Company has executed this Agreement as of the day first written above.

RESOLUTE FOREST PRODUCTS INC.

By: _____________________________________ Rémi G. Lalonde
President and Chief Executive Officer

Exhibit 1
Performance Measures

For the Performance Period that begins January 1, 2023 and ends December 31, 2025, there are two performance measures, each with different weighting and possible payout levels.

Performance Weighting

The actual results of each performance measure, described below, will be adjusted to reflect each measure’s weighting.

Performance Measure	Weighting
Return on Capital	40%
Asset Performance Improvement	60%

Performance Measures

Return on Capital

Subject to adjustments, for the return on capital measure, the Participant will earn between 0% and 200% (share amounts will be straight-line interpolated) of the number of PSUs covered by the Initial Grant.

Original internal rate of return (“IRR”) vs. Actual IRR	< 80% of original IRR	90% of original IRR	100% of original IRR	110% of original IRR	> 120% of original IRR
Payout	0%	50%	100%	150%	200%

For each capital project approved after January 1, 2018 and assessed during the Performance Period, the actual IRR will be compared to the original IRR set forth in the project’s appropriation of funds request in accordance with Policy FP-500, Capital Expenditures. Total payout will be calculated using a weighted average. Capital projects included for this performance measure include all tissue projects with an appropriation of funds greater than $400,000, all wood projects with an appropriation of funds greater than $500,000, pulp and paper projects with an appropriation of funds greater than $1,000,000, and corporate projects with an appropriation of funds greater than $1,000,000 with an assigned IRR.

Asset Performance Improvement

Subject to adjustments, for the asset performance improvement measure, the Participant will earn between 0% and 200% (share amounts will be straight-line interpolated) of the number of PSUs covered by the Initial Grant.

Performance targets will be established for each calendar year in the Performance Period and over the three-year Performance Period. The payout levels for each calendar year are determined independently with each weighted 20% and the three-year Performance Period with a weight of 40%.

Performance Target	< 50% of target	75% of target	100% of target	110% of target
Payout	0%	50%	100%	200%

Asset performance for each year in the Performance Period is based on the Company’s “realized production unit growth” versus the current year’s “budgeted production unit growth.” For this purpose, realized production unit growth is efficiency improvements and increases in operational shifts, excluding mergers and acquisitions, closures and market downtime. Budgeted production unit growth is based on actual production for a given year versus the budgeted production for the following year.

Asset performance is established and measured for each business segment using the foregoing formula. The overall asset performance of the Company is then determined as a weighted average of each segment using the budgeted revenues of the year.

Asset performance for the three-year Performance Period is measured as the Company’s realized production unit growth as of December 31, 2025 versus the three-year targeted production unit growth as of December 31, 2022. A targeted production unit growth will be established and measured for each segment, with an overall asset performance of the Company determined as a weighted average of each segment using the budgeted revenues of 2025.